As filed with the Securities and Exchange Commission on February 3, 2010.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
KMG CHEMICALS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Texas (State or Other Jurisdiction of Incorporation or organization)	75-2640529 (I.R.S. Employer Identification Number)

9555 W. Sam Houston Pkwy S., Houston, Texas Suite 600	77099
(Address of Principal Executive Offices)	(Zip Code)
KMG Chemicals, Inc. 2009 Long-Term Incentive Plan
(Full Title of the Plan)
J. Neal Butler
Chief Executive Officer
9555 W. Sam Houston Parkway S., Suite 600
Houston, Texas 77099
(Name and address of Agent for Service)
(713)-600-3800
(Telephone Number, Including Area Code, of Agent for Service)
Copies to:

William B. Nelson Haynes and Boone, LLP 1221 McKinney Street, Suite 2100 Houston, Texas 77010 (713) 547-2084	Roger C. Jackson General Counsel and Secretary KMG Chemicals, Inc. 9555 W. Sam Houston Parkway S., Suite 600 Houston, Texas 77099 (713)-600-3800
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐	Non-Accelerated Filer ☐	Smaller Reporting Company ☑
CALCULATION OF REGISTRATION FEE

	Amount to be	Proposed Maximum	Proposed Maximum	Amount of
	Registered	Offering Price Per	Aggregate Offering	Registration
Title of Securities to be Registered	(1)	Share(2)	Price	Fee

Common Stock, par value $0.01 per share	750,000 shares	$13.80	$10,350,000	$737.95

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover an indeterminate number of additional shares of common stock that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to anti-dilution and adjustment provisions of the KMG Chemicals, Inc. 2009 Long-Term Incentive Plan described herein.

(2)	Computed pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, based on the average of the high and low sale prices, as reported on the NASDAQ Global Market on February 1, 2010.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the KMG Chemicals, Inc. 2009 Long-Term Incentive Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424. These documents, which include the statement of availability required by Item 2 of Form S-8 and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed by us with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934, are incorporated herein by reference:
•	Annual Report on Form 10-K for the fiscal year ended July 31, 2009 filed on October 15, 2009.

•	Quarterly Report on Form 10-Q for the quarter ended October 31, 2009 filed on December 9, 2009.

•	Current Reports on Form 8-K filed on September 8, October 13, November 19 and December 7, 2009.

•	The description of our common stock set forth in our Registration Statement on Form 10-SB (Reg. No. 0-29278) filed with the Commission pursuant to Section 12 of the Securities Exchange Act on April 23, 1997, including any future amendment or report filed for the purpose of updating such description.
All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered under the plan have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
The Restated and Amended Articles of Incorporation of KMG Chemicals, Inc. (the “Company”) limit the liability of directors to the fullest extent permitted by the Section 7.001 of the Texas Business Organizations Code (the “TBOC”). Specifically, directors of the Company shall not be liable except for:
•	a breach of the director’s duty of loyalty to the Company or its shareholders;

•	an act or omission not in good faith that constitutes a breach of duty of the director to the Company or an act or omission that involves intentional misconduct or a knowing violation of the law;

•	a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; or

•	an act or omission for which the liability of the director is expressly provided by an applicable statute.
The inclusion of this provision in the Restated and Amended Articles of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its shareholders.
Section 8.051 of the TBOC states that an enterprise shall indemnify a governing person, former governing person, or delegate against reasonable expenses actually incurred by the person in connection with a proceeding in which the person is a respondent because the person is or was a governing person or delegate if the person is wholly successful, on the merits or otherwise, in the defense of the proceeding. Section 8.101 of the TBOC states that an enterprise may indemnify a governing person, former governing person, or delegate who was, is, or is threatened to be made a respondent in a proceeding to the extent permitted by Section 8.102 of the TBOC if it is determined in accordance with Section 8.103 of the TBOC that: (1) the person: (A) acted in good faith; (B) reasonably believed: (i) in the case of conduct in the person’s official capacity, that the person’s conduct was in the enterprise’s best interests; and (ii) in any other case, that the person’s conduct was not opposed to the enterprise’s best interests; and (C) in the case of a criminal proceeding, did not have a reasonable cause to believe the person’s conduct was unlawful; (2) with respect to expenses, the amount of expenses other than a judgment is reasonable; and (3) indemnification should be paid.
The Company’s Bylaws also provide for indemnification of its officers and directors, and the advancement to them of expenses in connection with proceedings and claims, to the fullest extent permitted under the TBCA.
Texas law permits a corporation to purchase and maintain insurance or another arrangement on behalf of any person who is or was a director or officer against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify him against that liability under Article 8 of the TBOC. The Company maintains directors’ and officers’ liability insurance policies to cover certain liabilities of directors and officers arising out of claims based on certain acts or omissions by them in their capacity as directors or officers.

Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit
Number	Description

5.1	Opinion of Haynes and Boone, LLP, counsel for the Company (filed herewith)

23.1	Consent of UHY LLP (filed herewith)

23.2	Consent of Haynes and Boone, LLP (included in Exhibit 5.1).

99.1	KMG Chemicals, Inc. 2009 Long-Term Incentive Plan (incorporated by reference to our definitive Proxy Statement filed with the Commission on October 30, 2009)
Item 9. Undertakings.
(a) We hereby undertake:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 3, 2010.

KMG CHEMICALS, INC.
By:	/s/ J. NEAL BUTLER
J. Neal Butler
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ J. NEAL BUTLER	President and Chief Executive Officer	February 3, 2010

J. Neal Butler	(Principal Executive Officer)

/s/ JOHN V. SOBCHAK	Vice President and Chief Financial Officer	February 3, 2010

John V. Sobchak	(Principal Financial and Accounting Officer)

/s/ DAVID L. HATCHER	Director and Chairman of the Board	February 3, 2010

David L. Hatcher

/s/ GERALD G. ERMENTROUT	Director	February 3, 2010

Gerald G. Ermentrout

/s/ CHRISTOPHER T. FRASER	Director	February 3, 2010

Christopher T. Fraser

/s/ GEORGE W. GILMAN	Director	February 3, 2010

George W. Gilman

/s/ FRED C. LEONARD III	Director	February 3, 2010

Fred C. Leonard III

/s/ CHARLES L. MEARS	Director	February 3, 2010

Charles L. Mears

/s/ STEPHEN A. THORINGTON	Director	February 3, 2010

Stephen A. Thorington

/s/ RICHARD L. URBANOWSKI	Director	February 3, 2010

Richard L. Urbanowski

EXHIBIT INDEX

Exhibit
Number	Description

5.1	Opinion of Haynes and Boone, LLP, counsel for the Company (filed herewith)

23.1	Consent of UHY LLP (filed herewith)

23.2	Consent of Haynes and Boone, LLP (included in Exhibit 5.1).

99.1	KMG Chemicals, Inc. 2009 Long-Term Incentive Plan (incorporated by reference to our definitive Proxy Statement filed with the Commission on October 30, 2009)